(Company Logo)
- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR SECOND QUARTER FISCAL 2003,
NEW RECORD HIGH ORDER ENTRY


Plymouth, MI / Hamburg, Germany, May 8, 2003 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2003.


FINANCIAL HIGHLIGHTS
(in thousands, except per share data)

                     Three months ended            Six months ended
                     3/31/03   3/31/02  % Change   3/31/03  3/31/02   %
Change
                    --------  --------  ---------  --------  -------- -------
-
Net sales           $ 61,073  $ 53,430   +  14 %   $119,218  $102,169  +  17
%
Net income          $  3,358  $  1 101   + 205 %   $  6,816  $  1,378  + 395
%
                    --------  --------             --------  --------
Earnings per share
  "Diluted" basis   $   0.29  $   0.10             $   0.59  $   0.12



    The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 11.6 million for each of the fiscal quarters ending March 31, 2003 and 2002, and 11.6 million for each of the six month periods ending March 31, 2003 and 2002.


Dr. Peter Wirth, Chairman and CEO, commented, "We are proud to deliver another strong quarter in terms of order intake, revenues and profits in what is still considered a challenging business environment, where companies are hesitant to invest in new capital goods. This result confirms our strategy to find new applications for our advanced laser products. Our micro and marking business contributed nicely to the success in this quarter."

FINANCIAL REVIEW

Second Quarter
For the second quarter ended March 31, 2003, net sales totaled $61.1 million,
14.3 % above the comparable period in 2002 and 5.0% above the first quarter in the current fiscal year. Gross profit amounted to 38.0% of net sales compared to 37.7% in the second quarter of fiscal 2002, with a favorable product mix to more micro and marking lasers and a higher service and spare parts business volume. Net income amounted to $3.4 million, or 5.6% of net sales, compared to $1.1 million or 2.1 % of net sales, in the same period last year. Diluted earnings per share were $0.29 for the quarter.

Compared to the second quarter ending March 31, 2002, net sales of laser products for macro applications were consistent at $31.0 million, while net sales of lasers for marking and micro applications increased by 34.4% to $30.1 million.

R&D net spending amounted to $4.5 million, which is an increase of $1.4 million or 45%, including $0.8 million as a result of the weakening of the US-Dollar against the Euro.

Six Months
For the six months ended March 31, 2003, net sales totaled $119.2 million, an increase of $17.0 million or 16.6% over the comparable period in 2002. Gross profit for the period was $45.6 million, $7.7 million higher than in 2002. Net income for the six month period ended March 31, 2003 totaled $6.8 million, with earnings per share of $0.59 on a diluted basis.

In comparison with the first six months of fiscal 2002 where the US-Dollar reached its peak, the US-Dollar weakened by 14.5 % against the Euro. This increased the net sales by $12.8 million in the six month period and by $8.4 million in the current second quarter. Contrary, the weakening of the US Dollar had a negative impact on net income for the six month period of $0.5 million.

Net sales of lasers for macro applications increased by $4.7 million or 8.2% to $62.1 million, while net sales of lasers for marking and micro applications increased by $12.3 million or 27.4% to $57.1 million from the comparable period in fiscal 2002.

On a geographical basis, net sales in North America in the first six months showed a decrease of 16.4% and totaled $24.4 million (2002: $29.2 million). In Europe/Asia, net sales increased by 30.0% to $94.8 million (2002: $72.9 million).

Order entry for the second quarter was at a record high of $68.5 million. This resulted in an order backlog on March 31, 2003 of $61.0 million, about
13.9 % above the first quarter.

OUTLOOK

"Based on a solid backlog we look confidently into the near future. Our special focus on the Asian markets contributed to our current results, but it is difficult to predict what influence the SARS epidemic will have on our business", commented Dr. Peter Wirth. "However, we expect positive signals from the LASER, an exhibition which will take place in June in Munich. At this important trade show, we will introduce new products, which should further strengthen our position as technology leader."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 15,000 laser units installed worldwide and serves more than 2,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, May 8, 2003. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Abbas Qasim at 212-889-4350 or Mark Walter at +44(0)207 936 0400)



                       (Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months             Six Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/03      3/31/02    3/31/03      3/31/02
                               ----------  ----------  ----------  ----------
Cutting/Welding                $  30,943   $  31,017   $  62,128   $  57,369
Marking/Micro                     30,130      22,413      57,090      44,800
                               ----------  ----------  ----------  ----------
Net sales                         61,073      53,430     119,218     102,169
Cost of goods sold                37,875      33,297      73,576      64,229
                               ----------  ----------  ----------  ----------
    Gross profit                  23,198      20,133      45,642      37,940

Selling, general, and
    administrative expenses       12,127      11,433      23,983      22,063
Goodwill and intangibles
    amortization                     350         896         717       1,817
Research and development expenses  4,533       3,086       8,439       6,236
                               ----------  ----------  ----------  ----------
    Income from operations         6,188       4,718      12,503       7,824

Other expense (income)           (   388)      1,248         181       2,113
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest        6,576       3,470      12,322       5,711

Income tax expense                 2,978       2,147       5,202       3,790
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                   3,598       1,323       7,120       1,921

Minority interest                    240         222         304         543
                               ----------  ----------  ----------  ----------
    Net income                  $  3,358    $  1,101    $  6,816    $  1,378
                               ==========  ==========  ==========  ==========

Net income per common
  Share "diluted" basis         $   0.29    $   0.10    $   0.59    $   0.12


The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 11.6 million for each of the fiscal quarters ending March 31, 2003 and 2002, respectively, and 11.6 million for each of the six month periods ending March 31, 2003 and 2002.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
                                                   (Unaudited)    (Audited)
                                                       At            At
                                                     3/31/03       9/30/02
                                                   -----------   -----------
ASSETS
  Cash and cash equivalents                          $ 28,962       $ 20,312
  Trade accounts receivable, net                       54,889         58,274
  Inventories net                                      85,254         74,290
  Other current assets                                 12,368         11,016
                                                   -----------     ----------
    Total current assets                              181,473        163,892

Property and equipment, net                            26,776         24,689
Other non-current assets                               56,699         52,234
                                                   -----------     ----------
    Total non-current assets                           83,475         76,923
                                                   -----------     ----------
    Total assets                                    $ 264,948      $ 240,815
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  26,095      $  22,544
  Accounts payable, trade                              12,541         12,798
  Other current liabilities                            48,595         46,889
                                                   -----------     ----------
    Total current liabilities                          87,231         82,231

Long-term debt                                         44,721         40,591
Other non-current liabilities                          10,837          9,575
                                                   -----------     ----------
    Total liabilities                                 142,789        132,397
    Net stockholders' equity                          122,159        108,418
                                                   -----------     ----------
    Total liabilities and stockholders' equity       $ 264,948      $ 240,815
                                                   ===========     ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act. Certain information in this press release that relates to future plans, events or performance is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.